EXHIBIT 21

                                  SUBSIDIARIES

1.   Gateway Distributors, Ltd.
2.   The Right Solution Gateway
3.   Grandma Hamman's Specialty Foods
4.   Gateway Venture Holdings, Inc.
5.   Gateway Corporate Administration, Inc.

All subsidiaries are incorporated in Nevada.